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                                                                     EXHIBIT 4.5

                                                   [UFJ BANK LIMITED LETTERHEAD]

PRIVATE & CONFIDENTIAL

Our Ref: 570/02-GF-570

29th November, 2002

Kwanasia Electronics Company Limited
No. 10, 19/F.,
Kwong Sang Hong Centre,
151-153 Hoi Bun Road,
Kwun Tong
Kowloon

Attn : Mr. S.K. Lee
       Director

Dear Sirs,

Re: Uncommitted Banking Facilities

With reference to our recent discussions, we write to confirm that the banking facilities made available by us to you under the facility letter dated 11th January, 1999 shall be revised upon and subject to the following and our standard terms and conditions:

1.       Facilities and Amount

(a) A joint line facility of up to Hong Kong Dollars Ten Million (HK$10,000,000.00) consisting of the following facilities :-

         (i) uncommitted short-term multi-currency revolving loan facility of up to Hong Kong Dollars Seven Million (HK$7,000,000.00);

         (ii) overdraft facility of up to Hong Kong Dollars Three Million (HK$3,000,000.00); and

         (iii) import facility (including letter of credit opening, bills receivable and acceptance provided that the maximum tenor of each letter of credit shall not exceed six (6) months and the maximum tenor of any item under acceptance and bills receivable together shall not exceed 90 days).

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                                                         [UFJ BANK LIMITED LOGO]

         Provided that the aggregate of (aa) the total principal amounts outstanding under the Renminbi short-term revolving loan facility of RMB7,000,000.00 granted to Dongguan Kwan Hong Electronics Company Limited by UFJ Bank Limited, Shenzhen Branch and (bb) the total principal amounts outstanding under the above joint line facility shall not at any one time exceed HK$10,000,000.00.

(b) Shipping guarantee facility (under our letter of credit) of up to Hong Kong Dollars Ten Million (HK$10,000,000.00).

(c) Bills negotiation facility (under letter of credit) of up to Hong Kong Dollars Eight Million (HK$8,000,000.00).

Provided that house bills from the related companies of Deswell Industries, Inc. and Jetcrown Industrial Limited are not allowed.

(d) Forward foreign exchange facility of up to Hong Kong Dollars Eight Million (HK$8,000,000.00) provided that the entering into of each contract under this facility shall be subject to our sole discretion and upon such terms and conditions as we may determine.

The above facilities (the "Facilities") offered hereunder by us are uncommitted and we reserve the right to terminate the Facilities or any part thereof at any time at our sole discretion.

2.       Drawings under the loan facility

At any time while the loan facility remains available, you may on any Banking Day make drawing(s) under the loan facility provided that no drawing shall be made if, by making such drawing, any of the prescribed limits referred to in clause 1(a) above would be exceeded.

Drawings under the loan facility may be made in Hong Kong Dollars or in any other readily available and freely convertible currency approved by us, subject to the availability of funds to us in the interbank market(s).

3.       Interest

Loan facility                Interest on each drawing shall be charged at 1.5%
                             per annum above our cost of funds as conclusively determined by us. You will have the option to choose any interest period varying from one (1) week to three (3) months and interest shall be payable in arrears on the last day of each applicable interest period.

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                                                         [UFJ BANK LIMITED LOGO]

Overdraft facility           Interest shall be charged at the higher of the
                             prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or 2% per annum above our cost of funds as conclusively determined by us and shall be payable monthly in arrears on the fifteenth day of each calendar month.

Bills receivable facility    Interest shall be charged at 1.5% per annum above
and                          our cost of funds as conclusively determined by us.
Bills negotiation facility

If you fail to pay any sum due hereunder or in respect of any of the Facilities (including, without limitation, any sum payable pursuant to this paragraph) on its due date, you shall pay default interest on such sum from its due date up to the date on which actual payment is received by us, on a daily basis, at the rate conclusively determined by us to be 5% per annum above whichever is the higher of the prevailing Hong Kong Dollars Prime Rate quoted by us from time to time or our cost of funds, or, in case of the overdue sum denominated other than in Hong Kong Dollars, 5% per annum above our cost of funding the overdue sum. Default interest shall be payable on demand.

4.       Arrangement Fee

You shall pay to us a non-refundable arrangement fee of HK$10,000.00 on the date of your acceptance hereof.

5.       Renewal fee

You pay to us a non-refundable renewal fee of HK$5,000.00 annually commencing on the date which falls one (1) year after the date of your acceptance hereof and thereafter on each anniversary thereof.

6.       Commission

(a) Commission in lieu of exchange and opening commission for each letter of credit shall be charged as follows :-

         -        1/4% on the first US$50,000.00 or its equivalent; and

         - 1/12% on any amount in excess of US$50,000.00 and up to US$150,000.00 or their respective equivalent; and

         - 1/32% on any amount in excess of US$150,000.00 or its equivalent.

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                                                         [UFJ BANK LIMITED LOGO]

(b)      Collection commission shall be charged as follows:-

         - 1/8% on the first US$50,000.00 or its equivalent; and

         - 1/12% on any amount in excess of US$50,000.00 and up to US$150,000.00 or their respective equivalent; and

         - 1/32% on any amount in excess of US$150,000.00 or its equivalent.

(c) Acceptance commission shall be charged at the following rates for each month or part thereof:-

         - 1/16% on the first US$50,000.00 or its equivalent; and

         - 1/32% on the balance, if any.

(d) Other commission and charges for the bills transactions shall be charged in accordance with the general tariffs for bills quoted by us from time to time at our sole discretion.

7.       Repayment

Each drawing under the loan facility shall be repaid, in the same currency in which it was made, on the last day of the interest period applicable thereto. Any amounts advanced under other Facilities shall be repaid on the respective due dates applicable thereto.

8.       Prepayment

No drawing under the loan facility may be prepaid before the last day of the interest period applicable thereto.

9.       Security

The Facilities (including principal, interest and all other monies payable hereunder or in connection with the Facilities) shall be secured by:-

(a) an unconditional, irrevocable and continuing guarantee (the "Guarantee") given by Integrated International Limited (the "Guarantor") for a principal amount of HK$10,000,000.00; and

(b) charge(s) on time deposit(s) for an aggregate principal amount of not less than HK$2,000,000.00.

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                                                         [UFJ BANK LIMITED LOGO]

10.      Conditions Precedent

The availability of the Facilities shall be subject to our having received from you on or before 16th December, 2002 the following documents in form and substance satisfactory to us in all respects:-

(a) the enclosed duplicate of this facility letter duly counter-signed by your authorised signatories signifying your acceptance of the terms and conditions contained herein;

(b)      our standard Overdraft Agreement duly executed by you;

(c) certified copies of the resolutions of your Board of Directors approving the acceptance of the Facilities on the terms and conditions of this facility letter and the Overdraft Agreement and authorising a person or persons to sign the acceptance and to execute all related documents on your behalf;

(d)      the Guarantee duly executed by the Guarantor under its common seal;

(e) certified copy of the resolution of the Board of Directors of the Guarantor approving the terms of the Guarantee and authorising a person or persons to sign the Guarantee including the affixing of the common seal thereon on its behalf;

(f) letter of acceptance of appointment duly executed by the process agent in Hong Kong appointed by the Guarantor;

(g) Security over Deposit(s) with the Bank duly executed in our favour in form and substance satisfactory to us together with the relevant board resolution and such other documents as we may require;

(h) lists of specimen signatures (authenticated to our satisfaction) of the Directors and the person(s) authorised to act on behalf of you and the Guarantor by the resolutions referred to in sub-clause (c) and (e) above;

(i) certified copies of your up-to-date Memorandum and Articles of Association, Certificate of Incorporation and Business Registration Certificate;

(j) certified copies of the up-to-date constitutional documents of the Guarantor; and

(k) other necessary documents required to validate the Facilities as we may specify from time to time.

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                                                         [UFJ BANK LIMITED LOGO]

11.      Undertaking

You hereby undertake with us that for so long as the Facilities being available and/or any money remaining outstanding hereunder, you will maintain your net worth of not less than HK$16,000,000.00.

12.      Assignment

You shall not assign any of your rights, benefits or obligations hereunder or in relation to the Facilities. We reserve the right to assign any of our rights under this facility letter and any other documents in relation to any of the Facilities.

In addition and notwithstanding the other provisions herein, we may transfer to our successor and any entity with which we merge or amalgamate all our rights and (if any) obligations under this facility letter and any other documents in relation to any of the Facilities and following any such transfer, this facility letter and any such other documents shall be construed as if such successor or entity had been a party thereto in the place of our bank. All references to "we" or "us" include our assigns, successors and such entity.

We may disclose to any proposed assigns, successors or transferor of property to us or to any proposed transferee of our rights and (if any) obligations all information about you, the Facilities, this facility letter, such other documents and the transactions and dealings between you and us in connection therewith as we may consider appropriate.

13.      Governing Law

The Facilities and this facility letter shall be governed by and construed in all respects in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

14.      Other Conditions

(a) The Facilities shall be subject to all other terms and conditions which you may have agreed with us in writing.

(b) The expression "Banking Day" used herein means a day (other than a Saturday or Sunday) on which commercial banks are open in Hong Kong and dealings in deposits of the relevant currency are carried on in such market as may be selected by us and, in the case of any payment which is required to be made, a day on which banks are open for business in the principal financial centre of the currency concerned and the relevant place of payment.

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(c)      Notwithstanding clause 7 above or any provisions to the contrary contained in this facility letter or any other documents, we reserve the right, at our discretion, to modify, cancel or terminate all or part of the Facilities and the terms governing thereof, on demand, and to declare all amounts then outstanding to be immediately due and payable and to call on demand cash cover for your prospective and contingent liabilities.

15.      Acceptance and Agreement

Please confirm your agreement (i) to be bound by the above terms and conditions and (ii) that any change to the above terms and conditions which is requested by you or your duly authorised representative(s) and which is approved by us will also be binding on you by signing and returning to us the enclosed duplicate of this facility letter together with other documents referred to in clause 10 above. In the absence of our agreement to the contrary, if we do not receive the conditions precedent documents by the date specified in clause 10 above, we shall have the right to withdraw this offer for granting the Facilities without further notice.

Yours faithfully,

For and on behalf of
UFJ Bank Limited
Hong Kong Branch

/s/ Y. Miki
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Y. Miki
Deputy General Manager

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                                                         [UFJ BANK LIMITED LOGO]

To:      UFJ Bank Limited
         Hong Kong Branch

We hereby accept the above revised terms and conditions for your grant of the Facilities to us and agree to be bound thereby.

For and on behalf of
Kwanasia Electronics Company Limited

For and on behalf of
Kwanasia Electronics Company Limited

/s/[ILLEGIBLE]
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Authorized Signature(s)

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Name:  TAM MAN CHI       LEE SHU KWAN
Title: DIRECTOR          DIRECTOR
Date:  16 DEC 2002

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